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                              Accountants Consent

We hereby consent to the incorporation by reference in this Amendment No. 1 to the Form S-3 of Crown Cork & Seal Company, Inc. of our report dated February 21, 1996 relating to the consolidated financial statements of CarnaudMetalbox, which report is incorporated by reference into Item 7(a) and appears in Exhibit 99.1 of Crown's Form 8-K filed on March 1, 1996, as amended by Amendment Nos. 1, 2 and 3. We also consent to references to us under the heading "Experts" in such Form S-3.



Paris, 4 October 1996


Arthur Andersen LLP(1)                  Befec-Price Waterhouse(1)
                                              J.P. Caroff



Salustro Reydol(2)                          C. Chevalier(3)
 J.P. Crouzet


(1) For the years ended December 31, 1995, 1994 and 1993.
(2) For the year ended December 31, 1995.
(3) For the years ended December 31, 1994 and 1993.